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                U.S. SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549

                                FORM 4

             STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or
Section 30(f) of the Investment Company Act of 1940

[  ] CHECK THIS BOX IF NO LONGER
     SUBJECT OF SECTION 16. FORM 4
     OR FORM 5 OBLIGATIONS MAY
     CONTINUE. SEE INSTRUCTION 1(B).

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1. Name and Address of Reporting Person

   Brewer                Oliver (Chip)             G., III
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   (Last)               (First)                 (Middle)

  2801 East Plano Parkway
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                                    (Street)

    Plano                  TX                   75074
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   (City)               (State)                 (Zip)


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2. Issuer Name and Ticker or Trading Symbol

    Adams Golf, Inc. (ADGO)
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3. IRS Identification Number of Reporting Person, if an entity (Voluntary)


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4. Statement for Month/Day/Year

   02/14/2003
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5. If Amendment, Date of Original (Month/Day/Year)


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6. Relationship of Reporting Person to Issuer
  (Check all applicable)

   [ X ]   Director                     [   ]   10% Owner
   [ X ]   Officer (give title below)   [   ]   Other (specify below)

                President and Chief Executive Officer
             ------------------------------------------
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7. Individual or Joint/Group Filing (Check Applicable Line)
   [ X ] Form filed by One Reporting Person
   [   ] Form filed by More than One Reporting Person

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

=============================================================================================================================
Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
=============================================================================================================================
                                                                                                        6.
                                  2A.                      4.                            5.             Owner-
                         2.       Deemed                   Securities Acquired (A) or    Amount of      ship
                         Trans-   Execution   3.           Disposed of (D)               Securities     Form:     7.  Nature
                         action   Date, if    Transaction  (Instr. 3, 4 and 5)           Beneficially   Direct    of Indirect
                         Date     any         Code         ---------------------------   Owned at End   (D) or    Beneficial
1.                       (Month/  (Month/     (Instr. 8)             (A)                 of Month       Indirect  Ownership
Title of Security        Day/     Day/       ------------ Amount     or     Price       (Instr. 3      (I)       (Instr.
(Instr. 3)               Year     Year)      Code     V             (D)                 and 4)         (Instr.4) 4)
-----------------------------------------------------------------------------------------------------------------------------

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=============================================================================================================================
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly




Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

====================================================================================================================================
                                                                                                            9.       10.
                                                                                                            Number   Owner-
                                                                                                            of       ship
           2.                                                                                               Deriv-   of
           Conver-                            5.                                 7.                         ative    Deriv-  11.
           sion                               Number of                          Title and Amount           Secur-   ative   Nature
           or                                 Derivative       6.                of Underlying     8.       ities    Secur-  of
           Exer-           3A.       4.       Securities       Date              Securities        Price    Bene-    ity:    In-
           cise    3.      Deemed    Trans-   Acquired (A)     Exercisable and   Instr. 3 and 4)   of       ficially Direct  direct
           Price   Trans-  Execution action   or Disposed      Expiration Date   ----------------  Deriv-   Owned    (D) or  Bene-
1.         of      action  Date, if  Code     of (D)           (Month/Day/Year)            Amount  ative    at End   In-     ficial
Title of   Deriv-  Date    any       (Instr.  (Instr. 3,       ----------------            or      Secur-   of       direct  Owner-
Derivative ative   (Month/ (Month/   8)       4 and 5)         Date     Expira-            Number  ity      Month    (I)     ship
Security   Secur-  Day/    Day/      -------  ---------------- Exer-    tion               of      (Instr.  (Instr.  (Instr. (Instr.
(Instr. 3) ity     Year)   Year      Code  V  (A)     (D)      cisable  Date     Title     Shares  5)       4)       4)      4)
------------------------------------------------------------------------------------------------------------------------------------
Employee
Stock Options
(right to          02/14/                                      07/31/   02/14    Common
purchase)  $0.01    2003              A         389,897         2003     2013    Stock     389,897            389,897   D
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


Explanation of Responses:




   /s/  O.G. BREWER III                           02/17/2003
-----------------------------------------       -------------
**Signature of Reporting Person                      Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.